EXHIBIT 99.1

NetSol Technologies, Inc. Reports Financial Results for Third Quarter of Fiscal 2003

Revenues Increase Seven Percent as Markets for Leasing and Financial Services Software Continue to Improve

CALABASAS, Calif., May 7, 2003 (PRIMEZONE) -- NetSol Technologies, Inc. (Nasdaq:NTWK):

Third Quarter Highlights:

 -- NetSol subsidiary launches the first broadband wireless service in Karachi, Pakistan
 -- Mercedes-Benz Japan acquires NetSol's LeaseSoft module
 -- Implementation of $2 million contract begins with Daimler
    Chrysler Services Asia Pacific
 -- DCD Holdings to invest up to $2 million in NetSol -- forms a strategic alliance
 -- Daimler Chrysler Services South Korea purchases NetSol's
    LeaseSoft.WFS
 -- NetSol subsidiary signs three-year contract to provide high-speed broadband services to Army Housing Scheme in Karachi, Pakistan
 -- NetSol receives an order from UMF (Singapore) Ltd. For
    LeaseSoft.CAP

NetSol Technologies, Inc., a developer of proprietary software applications, today reported net revenues for its third fiscal quarter ended March 31, 2003, of $914,259, an increase of seven percent as compared to revenues of $854,979 for the same calendar quarter of 2002.

The company reported a pro forma loss for the third quarter ended March 31, 2003, of $52,647, or a loss per share of $0.02, a significant improvement when compared to a pro forma loss of $649,103, or a loss per share of $0.07, for the prior year's comparable quarter. According to NetSol's CEO Naeem Ghauri, increases in software license sales with greater margins produced gross profits of $504,648, an 83 percent increase when compared to gross profit of $275,095 for the comparable quarter.

"Results in the third quarter were in line with our expectations," commented NetSol Chairman Najeeb U. Ghauri. "During the quarter, operating expenses were reduced by approximately 28 percent when compared to the third quarter of 2002. This included a reduction of approximately 56 percent in salaries and associated costs, along with a 28 percent reduction of expenses for professional and general and administrative services. We will continue to contain our operational costs, while investing into product enhancements and expanding our sales and marketing efforts throughout the remainder of the year and into fiscal 2004."

The company strengthened its balance sheet with significant improvements in cash and cash equivalents. For the quarter ended March 31, 2003, NetSol reported cash and cash equivalents of approximately $500,000, an 858 percent increase when compared to approximately $52,000 for the third quarter of 2002. Net Stockholder equity for the period was approximately $5.1 million.

"We have an impressive pipeline of new business within our Asia Pacific, U.S. and European markets," noted Naeem Ghauri. "The war in Iraq, the geo-political situation in general, and the SARS scare delayed closing of several new contracts. We expect to have these contracts signed over the next two quarters.

"Software companies that have survived during the last 18- to 24-month technology slowdown are those with viable business models, strong delivery processes and a sound strategic business plan," continued Naeem Ghauri. "NetSol has survived and has overcome tremendous challenges due to every NetSol employee's sheer commitment to succeed. We are well positioned to take advantage of the improving trends within the business community and are firmly committed to grow revenue and become a profitable company."

"I believe it is evident to our stockholders that NetSol is in a growth mode," commented Najeeb Ghauri. "While there are still significant challenges within the U.S. and international business community, our team is battle-hardened and poised to aggressively pursue new opportunities within the IT services arena."

About NetSol Technologies, Inc.

NetSol Technologies is a leading end-to-end solution provider for the lease and finance Industry. LeaseSoft is the culmination of more than six years of effort involving domain experts, developers, project managers and end users. The result is a product that covers the complete gambit of lease and finance activities. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., U.K., East Asia and Asia Pacific. NetSol helps its clients identify, evaluate and implement technology solutions to meet their most critical business challenges and maximize their bottom line. Utilizing its worldwide resources, NetSol has been delivering high quality, cost effective IT services ranging from consulting and application development to systems integration and outsourcing for many years. The company's commitment to quality is demonstrated by achieving both ISO 9001 and SEI (Software Engineering Institute) CMM (Capability Maturity Model) Level 2 assessment.

Securities Exchange Act of 1934

This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumption or future events or performance, are not statements of historical fact and may be "forward-looking statements." Such statements reflect the current views of NetSol Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. NetSol Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

CONTACT:  NetSol Technologies
          Najeeb U. Ghauri, Chairman
          (818) 222-9195
          najeeb@netsoltek.com

          Investor Relations Resources LLC
          Marty Tullio
          (949) 566-9860
          marty@investorRR.com